[GRAPHIC OMITTED] Electronic Sensor Technology    1077 Business Center Circle
                                                  Newbury Park, California 91320
                                                  Tel. (805) 480-1994
                                                  FAX  (805) 480-1984


June 29, 2009

Midsummer Investment, Ltd.
295 Madison Avenue, 38th Floor
New York, New York 10017
Attention: Michel Amsalem

Islandia L.P.
485 Madison Avenue, 23rd Floor
New York, New York 10022
Attention: Edgar Berner

Re:    Exercise of Warrants Issued by Electronic Sensor
       Technology, Inc. (the "Company")
       ------------------------------------------------


Dear Mr. Amsalem and Mr. Berner:

     We refer to (a) the Warrant dated as of December 7, 2005 issued by the Company to Midsummer Investment, Ltd. ("Midsummer") entitling Midsummer to purchase from the Company up to 3,899,030 shares of common stock of the Company (the "Midsummer Warrant") and (b) the Warrant dated as of December 7, 2005 issued by the Company to Islandia L.P. ("Islandia"; Midsummer and Islandia are hereinafter referred to collectively as the "Warrant Holders") entitling Islandia to purchase from the Company up to 2,166,128 shares of common stock of the Company (the "Islandia Warrant"; the Midsummer Warrant and the Islandia Warrant are hereinafter referred to collectively as the "Warrants"). Defined terms not otherwise defined herein, shall have the meanings set forth in the Securities Purchase Agreement dated as of December 7, 2005 among the Company, Midsummer and Islandia (the "Purchase Agreement").

     1. Exchange. The Company hereby agrees to issue each Warrant Holder in exchange for such Warrant Holder's Warrants, and for no additional cash or other consideration, shares of Common Stock, in the following individual amounts: (i) as to the Midsummer Warrant, the Company shall issue Midsummer 3,899,030 shares and (ii) as to the Islandia Warrant, the Company shall issue Islandia 2,166,128 shares (such shares issuable to the Midsummer and Islandia, the "Exchange Shares"). Such Exchange Shares shall be issued without any legends or restrictions, electronically, pursuant to the DTC instructions included on the Warrant Holder's signature page hereto, within 3 Trading Days from the date hereof. Subject to the terms and conditions herein, the Company and each Warrant Holder acknowledges and agrees that upon the issuance and acceptance of the Exchange Shares pursuant to this Section, the original certificate evidencing its Warrants will be deemed cancelled, and the other Transaction Documents and that certain letter agreement dated March 18, 2008 among the Company, Midsummer and Islandia shall be deemed terminated and shall have no further force and effect.

     2. Representations and Warranties. The Company hereby makes to the Warrant Holders the following representations and warranties:

          (a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          (b) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and Trading Market rules and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

          (c) Issuance of the Exchange Shares. The Exchange Shares are duly authorized and, upon the execution of this Agreement by the Warrant Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Exchange Shares.

          (d) Holding Period for Exchange Shares. Pursuant to Rule 144, the holding period of the Exchange Shares shall tack back to the original issue date of the Warrants.
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

          The Company agrees not to take a position contrary to this
          Section 2(d). The Company agrees to take all actions, necessary to issue the Exchange Shares without restriction and not containing any restrictive legend without the need for any action by the Warrant Holder.

          3. Representation and Warranties of the Warrant Holders. Each Warrant Holder, severally and not jointly, hereby represents as follows:

               (a) Each Warrant Holder hereby, for itself and for no other Warrant Holder, represents and warrants as of the date hereof to the Company that the execution, delivery and performance by such Warrant Holder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Warrant Holder. This Agreement has been duly executed by such Warrant Holder, and when delivered by such Warrant Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Warrant Holder, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

         4.    Miscellaneous.

               (a) The Company shall, within 3 Trading Days of the date hereof, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement.

               (b) This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

               (c) The Company has elected to provide all Warrant Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Warrant Holders. The obligations of each Warrant Holder under this Agreement, and any Transaction Document are several and not joint with the obligations of any other Warrant Holder, and no Warrant Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Warrant Holder under this Agreement or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Warrant Holder pursuant thereto, shall be deemed to constitute the Warrant Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Warrant Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents. Each Warrant Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for

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

          any other Warrant Holder to be joined as an additional party in any proceeding for such purpose. Each Warrant Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

               (d) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).




                                     *     *     *



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

     Kindly indicate your agreement to the foregoing by executing this letter in the space provided below.

                                           Sincerely,

                                           ELECTRONIC SENSOR TECHNOLOGY, INC.



                                           By:  /s/ Philip Yee
                                                -----------------------------
                                                Name:  Philip Yee
                                                Title: Chief Financial Officer


Acknowledged, accepted and agreed:

MIDSUMMER INVESTMENT, LTD.



By:  /s/ Michel A. Amsalem
     ----------------------------
     Name:  Michel A. Amsalem
     Title: Director



Acknowledged, accepted and agreed:

ISLANDIA L.P.



By:  /s/ Richard O. Berner
     ----------------------------
     Name:  Richard O. Berner
     Title: G.P., Islandia, LP. President, John Lang, Inc


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